Exhibit 10.1

FIRST AMENDMENT, dated as of March 3, 2008 (this “Amendment”), to the CREDIT AGREEMENT dated as of May 11, 2007 (the “Agreement”), among AGILENT TECHNOLOGIES, INC. (the “Company”), a Delaware corporation, the LENDERS party thereto and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

WHEREAS, the Lenders have agreed to extend credit to the Company under the Credit Agreement on the terms and subject to the conditions set forth therein; and

WHEREAS, the Company has requested that the Lenders amend certain provisions of the Credit Agreement and the Lenders whose signatures appear below, constituting at least the Required Lenders, are willing to amend the Credit Agreement on the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1.  Defined Terms.  Capitalized terms used but not otherwise defined herein (including in the recital hereto) have the meanings assigned to them in the Credit Agreement.

SECTION 2.  Amendment of Certain Definitions: Section 1.01 of the Credit Agreement is hereby amended:

(a)  by changing the definition of “Adjusted Consolidated Total Indebtedness” therein to read as follows:

“Adjusted Consolidated Total Indebtedness” means, at any time, (a) all Indebtedness of the Company and the Subsidiaries at such time other than Repurchase Obligations, plus (b) Adjusted Repurchase Obligation Indebtedness at such time, minus (c) all Indebtedness at such time consisting of obligations of the Company and the Subsidiaries as account parties in respect of letters of credit and letters of guaranty that do not support Indebtedness, all determined on a consolidated basis in accordance with GAAP. In the event that the Company or any Subsidiary shall have completed since any date as of which Adjusted Consolidated Total Indebtedness is to be determined an acquisition or disposition of any Person, division or business unit in which the aggregate consideration paid or received shall have exceeded $300,000,000, Adjusted Consolidated Total Indebtedness shall be determined for such period on a pro forma basis as if such acquisition or disposition, and any related incurrence or repayment of Indebtedness, had occurred on such date.

(b)  by inserting the following definition of “Adjusted Repurchase Obligation Indebtedness”:

“Adjusted Repurchase Obligation Indebtedness” means, at any time, an amount (but not less than zero) equal to (a) the aggregate amount of all Indebtedness consisting of Repurchase Obligations at such time minus (b) the lesser of (i) Adjusted Repurchase Obligation Restricted Cash at such time and (ii) $1,500,000,000.

(c)  by deleting the definition of “Adjusted World Trade Restricted Cash” and inserting the following definition of “Adjusted Repurchase Obligation Restricted Cash”:

“Adjusted Repurchase Obligation Restricted Cash” means, at any time, (a) the aggregate amount of all Repurchase Obligation Restricted Cash at such time (including the World Trade Restricted Cash at such time) minus (b) an amount equal to the aggregate income, withholding and other Taxes that would become payable by the Company and the Subsidiaries in the event such Repurchase Obligation Restricted Cash were remitted through a dividend or series of dividends to the Company, assuming an effective combined United States Federal and state income tax rate of 25%.

(d)  by changing the definition of “Consolidated Interest Expense” therein to read as follows:

“Consolidated Interest Expense” means, for any period, total interest expense (including that properly attributable to Capital Leases in accordance with GAAP and amortization of debt discount and debt issuance costs) of the Company and the Subsidiaries on a consolidated basis, including all capitalized interest, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financings and net costs under interest rate protection agreements (including amortization of discount), all as determined on a consolidated basis in accordance with GAAP, but excluding that portion of interest expense with respect to Repurchase Obligations that does not exceed the interest income attributable to Repurchase Obligation Restricted Cash. In the event that the Company or any Subsidiary shall have completed since the beginning of the relevant period an acquisition or disposition of any Person, division or business unit in which the aggregate consideration paid or received shall have exceeded $300,000,000, Consolidated Interest Expense shall be determined for such period on a pro forma basis as if such acquisition or disposition, and any related incurrence or repayment of Indebtedness, had occurred at the beginning of such period.

(e)  by changing the definition of “Repurchase Obligations” therein to read as follows:

“Repurchase Obligations” means, at any time, the sum of (a) the World Trade Indebtedness at such time and (b) the aggregate amount of all other accrued or contingent repurchase obligations of the Company and the Subsidiaries at such time, in each case to the extent such amounts would be shown as liabilities on a consolidated balance sheet of the Company as of such time prepared in accordance with GAAP and in a manner consistent with the financial statements referred to in Section 3.05.

(f)  by inserting the following definition of “Repurchase Obligation Restricted Cash”:

“Repurchase Obligation Restricted Cash” means, at any time, the aggregate amount of cash and cash equivalents and the current market value of short-term investment securities (such cash and cash equivalents and investment securities being collectively called “Specified Assets”) held at such time by one or more Subsidiaries to the extent such amount would be shown as restricted cash on a consolidated balance sheet of the Company as of such time prepared in accordance with GAAP and in a manner consistent with the financial statements referred to in Section 3.05; provided that any particular Specified Assets shall be counted as Repurchase Obligation Restricted Cash only to the extent that (a) the Subsidiary holding such Specified Assets shall have issued securities that are subject to a Repurchase Obligation, the amount of such Specified Assets shall not exceed the amount of such Repurchase Obligation and under the terms of the Repurchase Obligation none of the Company or any Subsidiary can be required (other than as a result of a breach, a change in law or a similar event) to repurchase the securities or other assets that are the subject of such Repurchase Obligation on fewer than 120 days notice, (b) such Subsidiary is not engaged in any business or business activities other than the holding of such Specified Assets, of investments in its own subsidiaries and of dividends, distributions or other payments received from such subsidiaries and the incurrence of Indebtedness referred to in clause (c) below, (c) such Subsidiary is not an obligor (including under any Guarantee or similar arrangement) with respect to any Indebtedness other than (i) such Repurchase Obligation and (ii) Indebtedness owed to its own subsidiaries, the holders of which have no recourse to, and have expressly agreed to assert no claims against, any Specified Assets constituting Repurchase Obligation Restricted Cash, (d) such Specified Assets are held in an account controlled by the holder or holders of such Repurchase Obligation or its or their representative and are subject to contractual restrictions prohibiting the transfer or disposition thereof without the consent of the holder or holders of such Repurchase Obligation or its or their representative, other than to satisfy such Repurchase Obligation and (e) such Subsidiary and the persons directly or indirectly owning its Equity Interests are not subject to any legal or contractual restrictions (other than any restriction referred to in the preceding clause (d)) that would prevent such Specified Assets from being remitted through a dividend or series of dividends to the Company.

(g)  by inserting the following definition of “Unrestricted Cash”:

“Unrestricted Cash” means cash and cash equivalents that are not controlled by or subject to any Lien or other preferential arrangement in favor of any creditor (and shall exclude, without limitation, all Repurchase Obligation Restricted Cash).

(h)  by changing the definition of “World Trade Indebtedness” therein to read as follows:

“World Trade Indebtedness” means, at any time, the amount of the repurchase obligations at such time of Agilent Technologies World Trade, Inc., a wholly owned Subsidiary, under the World Trade Master Repurchase Agreement that would be shown as liabilities on a consolidated balance sheet of the Company as of such time prepared in accordance with GAAP and in a manner consistent with the financial statements referred to in Section 3.05.

(i)  by changing the definition of “World Trade Master Repurchase Agreement” therein to read as follows:

“World Trade Master Repurchase Agreement” means the Master Repurchase Agreement dated as of January 27, 2006, between Agilent Technologies World Trade, Inc., a wholly owned subsidiary of the Company, and Fenway Capital, LLC or any other person that shall succeed by amendment or assignment to the rights and obligations of Fenway Capital, LLC thereunder, as such agreement may be amended from time to time.

SECTION 3.   Amendment of Section 4.02.  The following new clause (c) is inserted immediately after clause (b) in Section 4.02 of the Credit Agreement:

(c) If a “put” or similar right in respect of any securities or other assets that are the subject of any Repurchase Obligation constituting Material Indebtedness shall have been exercised and such exercise shall not have been withdrawn, the Company shall have delivered to the Administrative Agent a certificate of a Financial Officer to the effect that on the date of such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, the Company and the Subsidiaries shall have Unrestricted Cash at least equal to the sum of $500,000,000.

SECTION 4.   Amendment of Section 5.10.  Section 5.10 of the Credit Agreement is amended to read as follows:

Section 5.10.  Repurchase Obligation Restricted Cash.  The Company will cause the aggregate amount of the Repurchase Obligation Restricted Cash at all times to equal or exceed the aggregate outstanding principal amount of the Repurchase Obligations.

SECTION 5.   Amendment of Section 6.01.  Clause (c) of Section 6.01 of the Credit Agreement is amended to read as follows:

(c) Repurchase Obligations in an amount at any time outstanding not in excess of the lesser of (i) the World Trade Indebtedness outstanding on the date hereof and (ii) the Repurchase Obligation Restricted Cash at such time, and the preferred stock of Agilent Technologies (Cayco) Limited (or any other Subsidiary referred to in the definition of Repurchase Obligation Restricted Cash in Section 1.01) relating thereto;

SECTION 6.   Amendment of Section 6.02.  Clause (i) of Section 6.02 of the Credit Agreement is amended to read as follows:

(i)  Liens on cash collateral or government securities to secure obligations under Hedging Agreements; provided that the aggregate value of any collateral so pledged does not exceed $30,000,000 in the aggregate at any time; and Liens existing or deemed to exist on cash and cash equivalents and short-term investment securities constituting Repurchase Obligation Restricted Cash to secure the related Repurchase Obligations; and

SECTION 7.   Amendment of Article VII. The following new sentence is inserted at the end of Article VII of the Credit Agreement:

Notwithstanding anything in paragraph (g) of this Article VII,  (i) the existence of an unexercised “put” or similar right in respect of any securities or other assets that are the subject of any Repurchase Obligation constituting Material Indebtedness will not, in and of itself, constitute an Event of Default or a Default, and (ii) the exercise of such a “put” or similar right by the holder or holders thereof or its or their representative will not, in and of itself, constitute an Event of Default or a Default unless and until the Company or a Subsidiary shall be required to repurchase such securities or other assets within a period of fewer than 30 days (at which time an Event of Default shall be deemed to have occurred).

SECTION 8.   Representations, Warranties and Agreements.  The Company hereby represents and warrants to and agrees with each Lender and the Administrative Agent that:

(a)  The representations and warranties set forth in Article III of the Credit Agreement, as amended hereby, are true and correct in all material respects on and as of the Amendment Effective Date (as defined below) and after giving effect to this Amendment, with the same effect as if made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case they were true and correct as of such earlier date.

(b)  As of the Amendment Effective Date, after giving effect to this Amendment, no Default or Event of Default will have occurred and be continuing.

SECTION 9.   Effectiveness.  This Amendment shall become effective as of the date (the “Amendment Effective Date”) on which the Administrative Agent shall have received duly executed counterparts hereof that, when taken together, bear the authorized signatures of the Company and Lenders constituting at least the Required Lenders.

SECTION 10.  Credit Agreement.  Except as specifically stated herein, the Credit Agreement shall continue in full force and effect in accordance with the provisions thereof.  As used therein, the terms “Agreement”, “herein”, “hereunder”, “hereto”, “hereof” and words of similar import shall, unless the context otherwise requires, refer to the Credit Agreement as modified hereby.

SECTION 11.  Applicable Law.  THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

SECTION 12.  Counterparts.  This Amendment may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which, when taken together, shall constitute a single instrument. Delivery of an executed counterpart of a signature page of this Amendment by telecopy shall be effective as delivery of a manually executed counterpart hereof.

SECTION 13.  Expenses.  The Company agrees to reimburse the Administrative Agent for its reasonable out-of-pocket expenses in connection with this Amendment, including the reasonable fees, charges and disbursements of Cravath, Swaine & Moore LLP, counsel for the Administrative Agent.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be duly executed by their respective authorized officers as of the date first above written.

AGILENT TECHNOLOGIES, INC.,

by:	/s/ Hilliard C. Terry, III

Name: Hilliard C. Terry, III
Title: Vice President, Treasurer

JPMORGAN CHASE BANK, N.A., INDIVIDUALLY AND AS ADMINISTRATIVE AGENT,

by:	/s/ William P. Rindfuss

Name: William P. Rindfuss Title: Vice President

To approve the First Amendment to the AGILENT TECHNOLOGIES, INC. Credit Agreement:

Name of Institution:

CITIBANK, N.A.

by:	/s/ James M. Walsh
Name: James M. Walsh
Title: Managing Director

by:	(1)
Name:
Title:

(1) For any institution requiring a second signature line.

To approve the First Amendment to the AGILENT TECHNOLOGIES, INC. Credit Agreement:

Name of Institution:

BANK OF AMERICA, N.A.

by:	/s/ Fred L. Thorne
Name: Fred L. Thorne
Title: Managing Director

by:
Name:
Title:

To approve the First Amendment to the AGILENT TECHNOLOGIES, INC. Credit Agreement:

Name of Institution:

CREDIT SUISSE, Cayman Islands Branch

by:	/s/ Rianka Mohan
Name: Rianka Mohan
Title: Vice President

by:	/s/ James Neira
Name: James Neira
Title: Associate

To approve the First Amendment to the AGILENT TECHNOLOGIES, INC. Credit Agreement:

Name of Institution:

STANDARD CHARTERED BANK

by:	/s/ Lalita Vadhri
Name: Lalita Vadhri
Title: Director, Global Corporates

March 3, 2008

by:	/s/ Robert K. Reddington
Name: Robert K. Reddington
Title: AVP/Credit Documentation
Credit Risk Control
Standard Chartered Bank, N.Y.